Exhibit 107

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Common Units (3)	$20,410,200	(2)(4)(5)	$1,892.03
Common stock, par value $0.0001, included in the Common Units	-	(6)	-
Warrants included in the Common Units (7)	-	(6)	-
Pre-funded Units (8)	-	(5)(9)	-
Pre-funded Warrants included in the Pre-funded Units (10)	-	(11)	-
Warrants included in the Pre-funded Units (7)		(11)
Common stock underlying the Pre-funded warrants included in the Pre-funded Units	-		-
Common stock underlying the warrants included in the Common Units and the Pre-funded Units	$40,820,400	(2)	$3,784.05
Representative’s Warrants (12)	-		-
Common stock underlying the Representative’s Warrants (13)	$1,109,250		$102.83
Total	$62,339,850		$5,778.90	(14)

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

(3)	Each Common Unit consists of one share of common stock and two warrants.

(4)	Includes shares and/or warrants representing 15% of the number of shares and warrants included in the Common Units offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.

(5)	The proposed maximum aggregate offering price of Common Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Units and Pre-funded Units (including the shares of common stock issuable upon exercise of the Pre-funded warrants included in the Pre-funded Units), if any, is $20,065,200.

(6)	Included in the price of the Common Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(7)	The warrants are exercisable at a price per share equal to 100% of the Common Unit offering price.

(8)	Each Pre-funded Unit consists of one Pre-funded warrant to purchase one share of common stock and two warrants.

(9)	Includes Pre-funded warrants and/or warrants representing 15% of the number of Pre-funded warrants and warrants included in the Pre-funded Units offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.

(10)	The Pre-funded warrants are exercisable at an exercise price of $0.001 per share.

(11)	Included in the price of the Pre-funded Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(12)	No fee required pursuant to Rule 457(g).

(13)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to 5% of the shares of our common stock to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price per Common Unit. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $1,109,250, which is equal to 125% of $887,400 (5% of $17,748,000).

(14)	$4,359.88 was previously paid.